AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SVB FINANCIAL GROUP
SVB Financial Group, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.The present name of the Corporation is SVB Financial Group. The name under which the Corporation originally incorporated was Silicon Valley Bancshares, Inc., and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 22, 1999. The Corporation then filed a Certificate of Merger with the Secretary of State of the State of Delaware on April 23, 1999, pursuant to which the Corporation merged with Silicon Valley Bancshares, a California corporation, in accordance with Section 252 of the Delaware General Corporation, and the name of the merged corporation was Silicon Valley Bancshares. The Corporation also filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 25, 2005 and changed its name from Silicon Valley Bancshares to SVB Financial Group.

2.This Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law. The Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

3.The text of the Certificate of Corporation as heretofore amended is hereby further amended and restated in its entirety, to read in its entirely as follows:

FIRST: The name of this corporation is SVB FINANCIAL GROUP (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the registered agent of the Corporation in the State of Delaware is The Corporation Trust Company, 1209 Orange, Street in the City of Wilmington, County of New Castle.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 170,000,000, consisting of 150,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $.001 par value per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the voting rights, designations, powers, preferences and relative and other special rights, and the qualifications, limitations and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series, or any of them, and to increase or decrease the number of shares of any such series subsequent to the issue of shares of that series, but not the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of that series.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by the Board of Directors or in the manner provided in the bylaws of the Corporation (the “Bylaws”). In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(a)to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the corporation in addition to the powers and authorities expressly, conferred upon them by statute;

(b)from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;

(c)subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(d)in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provision of said laws of the Certificate of Incorporation of the Corporation and its Bylaws.

SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of stockholders of the Corporation or by any consent in writing by such stockholders, provided that all other requirements of applicable law and the Bylaws have been satisfied.

SEVENTH: Each director shall serve until his or her successor is elected and qualified or until his or her death, resignation or removal, and no decrease in the authorized number of directors shall shorten the term of any incumbent director.

EIGHTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

NINTH: A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have an effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.

TENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

ELEVENTH: The Corporation shall not be subject to the provisions of Section 203 of the Delaware General Corporation Law.

4.The amendments to the Corporation’s Restated Certificate of Incorporation, as amended to date, which are incorporated in this Amended and Restated Certificate of Incorporation have been duly adopted by the Corporation’s Board of Directors in accordance with Section 242 of the General Corporation Law of the State of Delaware and by the stockholders of the Corporation at the Corporation’s annual meeting of stockholders held on April 25, 2019, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of the Company as amended to date, has been duly executed and attested by the Secretary this April 25, 2019.

SVB FINANCIAL GROUP

By: /s/ Greg Becker
Name: Greg Becker
Title: President and Chief Executive Officer

Attest:

By: /s/ Michael Zuckert
Michael Zuckert
Secretary